EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2006, relating to the consolidated financial statements of CCE Holdings, LLC, which appears in Southern Union Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
November 8, 2006